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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO.   )*
                                             --

                                  Unicomp, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  90465 L 409
                             ----------------------
                                 (CUSIP Number)


                                 August 27, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           Rule 13d-1(b)
                       [X] Rule 13d-1(c)
                           Rule 13d-1(d)




--------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
CUSIP No.            90465 L 409
                ----------------


-------------------------------------------------------------------------------------------------------------------

(1)      Names of reporting persons
         I.R.S. Identification No. of above persons (entities only)

                                           Robert S. Weiner
                                -------------------------------------------

-------------------------------------------------------------------------------------------------------------------

(2)      Check the appropriate box if a member of a group*                                                  (a) [ ]
                                                                                                            (b) [ ]
-------------------------------------------------------------------------------------------------------------------

(3)      SEC use only

-------------------------------------------------------------------------------------------------------------------

(4)      Citizenship or place of organization                                         U.S.A.
                                                                  -------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

                           (5)      Sole Voting Power                                524,000
                                                                  -------------------------------------------------
Number of                  ----------------------------------------------------------------------------------------
Shares
Beneficially               (6)      Shared Voting Power                               2,000
Owned by                                                          -------------------------------------------------
Each                       ----------------------------------------------------------------------------------------
Reporting
Person                     (7)      Sole Dispositive Power                           524,000
With                                                              -------------------------------------------------
                           ----------------------------------------------------------------------------------------

                           (8)      Shared Dispositive Power                          2,000
                                                                  -------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(9)      Aggregate amount beneficially owned by each reporting person                            526,000
                                                                                -----------------------------------

-------------------------------------------------------------------------------------------------------------------

(10)     Check box if the aggregate amount in row (9) excludes certain shares                                   [ ]

-------------------------------------------------------------------------------------------------------------------

(11)     Percent of class represented by amount in row (9)                                  6.6%
                                                                  -------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

(12)     Type of reporting person                                                           IN
                                                                  -------------------------------------------------

-------------------------------------------------------------------------------------------------------------------


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                                                               Page 3 of 5 pages



ITEM 1.
         (a)      Unicomp, Inc.
         (b)      1850 Parkway Place, Suite 925
                  Marietta, Georgia 30067


ITEM 2.
         (a)      Robert S. Weiner

         (b)      P.O. Box 2399
                  Dalton, Georgia 30722

         (c)      United States

         (d)      Common Stock, $.01 par value

         (e)      90465 L 409


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A: Not applicable

         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS BOX.
         [X]


ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned: 526,000 shares

         (b)      Percent of Class: 6.6%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 524,000
                  (ii)     shared power to vote or to direct the vote: 2,000
                  (iii)    sole power to dispose or to direct the disposition:
                           524,000
                  (iv)     shared power to dispose or to direct the disposition:
                           2,000


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


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                                                               Page 4 of 5 pages



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable


ITEM 10. CERTIFICATIONS

         (a)      Not applicable

         (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                                               Page 5 of 5 pages




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 27, 1998



                                             /s/  Robert S. Weiner
                                        ----------------------------------------
                                                  Robert S. Weiner